Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Repros Therapeutics Inc. of our report dated March 15, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Repros Therapeutics Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 15, 2010